Exhibit 99.(g)(3)

Schedule A

to the Custodian Agreement

between Cavanal Hill Funds

and

BOKF, NA (f/k/a Bank of Oklahoma, N.A.)

September 5, 1990

Amendment effective as of December 30, 2016

Name of Fund

Cavanal Hill U. S. Treasury Fund

Cavanal Hill Government Securities Money Market Fund

Cavanal Hill Limited Duration Fund

Cavanal Hill Moderate Duration Fund

Cavanal Hill Bond Fund

Cavanal Hill Intermediate Tax-Free Bond Fund

Cavanal Hill Active Core Fund

Cavanal Hill Mid Cap Core Equity Fund

Cavanal Hill Multi Cap Equity Income Fund

Cavanal Hill Opportunistic Fund

Cavanal Hill World Energy Fund

Cavanal Hill Funds

/s/ James L. Huntzinger
By:	James L. Huntzinger
Date:

BOKF, NA

/s/ Scott B. Grauer
By:	Scott B. Grauer
Date: